 NEWS RELEASE

FOR IMMEDIATE RELEASE:

ParkerVision Receives $10 Million in Funding

Funds Designated Primarily for Support of Patent Enforcement Actions

JACKSONVILLE, Fla., February 26, 2016 -- ParkerVision, Inc. (Nasdaq:PRKR), a developer, manufacturer and marketer of semiconductor technology solutions for wireless applications, announced today that it has received $10 million from Brickell Key Investments LP (“Brickell”), a special purpose fund under the management of Juridica Asset Management Limited, a Guernsey-based asset manager, with the provision for an additional $1 million of funding at Brickell’s discretion.  The funds will be used primarily to pay ongoing legal fees and expenses incurred in connection with the previously announced complaint filed by the Company with the United States International Trade Commission (“ITC”) and the related United States district court action. The Company is represented in these actions by the law firm of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (“Mintz Levin”).

Commenting on the agreement, Jeffrey Parker, Chief Executive Officer of ParkerVision, stated, “We believe Brickell’s financial commitment demonstrates a recognition of the value, and the underlying rights, of our innovations. This funding agreement, along with our engagement arrangements with Mintz Levin and McKool Smith, ensures that ParkerVision has the financial backing to execute fully on its patent enforcement strategy.  ParkerVision has invested heavily in the development and protection of important innovations that are being broadly used in the marketplace by others without regard to our ownership rights. We have also invested, and continue to invest, in the development of products, the successful commercialization of which relies, in part, on our ability to successfully protect our underlying proprietary technologies. We remain confident that the enforcement actions supported by this funding will result in a return on the significant investments made by the Company and its shareholders and allow the Company to maintain its focus on the development of innovative products and technologies.”

Under the terms of the funding agreement, the Company will reimburse and compensate Brickell from gross proceeds generated from the Company’s patent assets, including the funded enforcement actions and the Company’s other patent enforcement actions and monetization activities. Upon satisfaction of an agreed minimum return, Brickell’s compensation is limited to a prorated portion of proceeds from the funded actions only.

The Company granted Brickell a senior security interest in the Company’s assets until such time as the minimum return is paid.  Following receipt of the minimum return, Brickell will release the security interest except with respect to the patents and proceeds directly related to the funded actions.

In connection with the transaction, the Company issued Brickell a warrant for the purchase of up to 2,500,000 shares of the Company’s common stock at an exercise price of $0.35 per share. The warrant is exercisable for five years and provides for piggyback registration rights and further provides for cashless exercise if a registration statement is not available.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE MKT:LTS) acted as financial advisor to ParkerVision in the transaction.

About ParkerVision
ParkerVision, Inc. designs, develops and markets its proprietary RF technologies, which enable advanced wireless communications for current and next generation mobile communications networks. Its solutions for wireless transfer of radio frequency (RF) waveforms enable significant advancements in wireless products, addressing the needs of the cellular industry for efficient use of power, reduced cost and size, greater design simplicity and enhance performance in mobile handsets as the industry migrates to next generation networks. ParkerVision is headquartered in Jacksonville, Fla. For more information, please visit http://www.parkervision.com.

Safe Harbor Statement
This press release contains forward-looking information. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties which are disclosed in the Company's SEC reports, including the Form 10-K for the year ended December 31, 2014 and the Forms 10-Q for the quarters ended March 31, June 30, and September 30, 2015. These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.

Contact:

Cindy Poehlman	Don Markley or
Chief Financial Officer	The Piacente Group
ParkerVision, Inc.	212-481-2050
904-732-6100, cpoehlman@parkervision.com	parkervision@tpg-ir.com